Exhibit 5.2

May 28, 2021

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Ladies and Gentlemen:

I am Senior Executive Vice President, General Counsel and Corporate Secretary of Valley National Bancorp, a New Jersey corporation (the “Company”). I have acted in such capacity in connection with the issuance and sale by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of $300,000,000 in aggregate principal amount of the Company’s 3.00% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “Notes”) pursuant to (i) a Registration Statement on Form S-3, Registration No. 333-254696, which was filed with the Securities and Exchange Commission (the “Commission”) on March 25, 2021 and became automatically effective on March 25, 2021 (the “Registration Statement”), including the related prospectus therein, (ii) a preliminary prospectus supplement dated May 25, 2021, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act, and (iii) a prospectus supplement dated May 25, 2021, filed with the Commission pursuant to Rule 424(b). The Notes are being sold pursuant to the Underwriting Agreement, dated May 25, 2021, among Piper Sandler & Co. and BofA Securities, Inc., as representatives of the underwriters named therein, the Company and Valley National Bank (the “Underwriting Agreement”), and issued pursuant to the Indenture, dated May 28, 2021 (the “Base Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by that certain First Supplemental Indenture, dated May 28, 2021, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

I have also reviewed such corporate records, certificates and other documents, and such questions of law, as I have deemed necessary or appropriate for the purpose of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

Based upon the foregoing, I am of the opinion that, as of the date hereof:

(i)     The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of New Jersey and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(ii)     Each of the Underwriting Agreement and the Indenture has been duly authorized, executed, and delivered by the Company.

(iii)    The Company has duly authorized the issuance of the Notes and has full corporate power and authority to issue the Notes, and to perform its obligations under the Notes, the Indenture, and the Underwriting Agreement.

My opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

The foregoing opinions are limited to the federal laws of the United States and the laws of the State of New Jersey. I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent that Covington & Burling LLP may rely upon this opinion as if it were addressed to such firm.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on the date hereof and incorporated by reference into the Registration Statement. I also hereby consent to the reference to me under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, I do not hereby concede that I are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Ronald H. Janis
Ronald H. Janis, Esq.
Senior Executive Vice President,
General Counsel and Corporate Secretary